Exhibit 10.1

Dated June 20, 2025

BETWEEN

VCI GLOBAL LIMITED

(BVI Company No.: 2035574)

(as Vendor)

AND

SAGTEC GLOBAL LIMITED

(BVI Company No: 2135152)

(as Purchaser)

SHARE SALE AGREEMENT

in respect of the 20,000,000 ordinary shares in Smart Bridge Technologies Limited

THIS AGREEMENT is made on June 20, 2025.

BETWEEN:

1.	VCI GLOBAL LIMITED (BVI Company No. 2035574), a company incorporated in British Virgin Islands and having its business address at BO3-C-8, Menara 3A, No 3, Jalan Bangsar, KL Eco City, 59200, Kuala Lumpur, Malaysia (“Vendor”); and

2.	SAGTEC GLOBAL LIMITED (BVI Company No: 2135152), a company incorporated in British Virgin Islands and having its business address at No 43-2, Jalan Besar Kepong, Pekan Kepong, 52100, Kuala Lumpur, Malaysia (“Purchaser”),

(each a “Party” and collectively, the “Parties” or where the context permits or requires, any one or both of them).

WHEREAS:

(A)	Smart Bridge Technologies Limited (BVI Company No. 2148397), is a company incorporated in British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Company”).

(B)	The Vendor is collectively, the legal and beneficial owner of the entire issued and paid-up capital in the Company, made up of twenty five million (25,000,000) ordinary shares.

(C)	The Vendor is desirous of selling and transferring to the Purchaser and the Purchaser is desirous of purchasing and accepting the transfer of eighty percent (80%) of the entire issued and paid-up capital of the Company made up of twenty million (20,000,000) ordinary shares (“Sale Shares”), free of all Encumbrances (hereinafter defined) whatsoever, together with all rights and benefits whatsoever attaching thereto as from the Completion Date (hereinafter defined), upon the terms and conditions herein.

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Agreement”	means this share sale agreement;
“Business Day”	means a day other than a Saturday, Sunday, or a public holiday when commercial banks are open for business in the Federal Territory of Kuala Lumpur, Malaysia;
“Communication”	has the meaning ascribed to it in Clause 10.2;
“Company”	has the meaning ascribed to it in Recital A;
“Completion”	means the completion of transfer of the Sale Shares in accordance with this Agreement;
“Completion Date”	means the date on which Completion takes place;
“Consideration Shares”	means Initial Consideration Shares and Additional Consideration Shares (if any);

“Encumbrance”

includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security, claim, agreement or arrangement of whatsoever nature;

“Public Authorities”

includes :

(a)  any government in any jurisdiction, whether federal, state, provisional, territorial or local;

(b)  any minister, department, officer, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested;

(c)  any non-government regulatory authority;

(d)  any provider of public utility services, whether or not government owned or controlled; and

(e)  any court in any jurisdiction;

“Purchase Consideration”	has the meaning ascribed to it in Clause 3;
“Registration Statement”

means any registration statement required to be filed hereunder pursuant to Clause 7 and any additional registration statements, prospectus, amendments and supplements to any such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement;

“Sale Shares”	has the meaning ascribed to it in Recital C;
“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Stop Date”	means the sixtieth (60th) day from the date of this Agreement or such other extended time period as the Parties may agree in writing.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	words denoting one gender include the other gender and neuter gender and words denoting the singular include the plural and vice versa;

1.2.2	an expression importing a natural person includes any corporation or other body corporate, partnership, association, public authority, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

1.2.3	any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

1.2.4	where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any of the foregoing words or phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.5	any reference to a recital, sub-paragraph, paragraph, clause, schedule or party is to the relevant recital, sub-paragraph, paragraph, clause, schedule or party of, or to, this Agreement and any reference to this Agreement or any of the provisions hereof includes all amendments and modifications made to this Agreement or any such provisions as may be mutually agreed in writing by the Parties, from time to time and in force;

1.2.6	any reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted and shall include all by-laws, instruments, orders, rules and regulation made thereunder;

1.2.8	any reference to a “business day” is to a day (not being a public holiday in Kuala Lumpur or a Saturday or Sunday) on which banks licensed to carry on banking business under the relevant laws, are open for business in Kuala Lumpur and any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar;

1.2.9	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a business day, then that period is to be deemed to only expire on the next business day;

1.2.10	the recitals to this Agreement shall have effect and be construed as an integral part of this Agreement, but in the event of any conflict or discrepancy between any of the provisions of this Agreement, such conflict or discrepancy shall, for the purposes of the interpretation and enforcement of this Agreement, be resolved by giving the provisions contained in the clauses of this Agreement priority and precedence over the provisions contained in the recitals to this Agreement;

1.2.11	a warranty, representation, undertaking, indemnity, covenant or agreement on the part of two or more persons binds them jointly and severally;

1.2.12	any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement shall be in writing;

1.2.13	words denoting an obligation on a party to do an act, matter or thing includes an obligation to procure that it be done or words placing a party under a restriction include an obligation not to permit an infringement of the restriction;

1.2.14	a reference to “United States Dollars” or “USD” shall be construed as the lawful currency of the United States of America;

1.2.15	a reference to a party to a document includes that party’s successors and permitted assigns; and

1.2.16	no rule for the construction or interpretation of contracts shall apply to the disadvantage of a party for the reason that the party was responsible for the preparation of this Agreement or any part of it.

2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement:

(a)	the Vendor shall sell and transfer to the Purchaser the Sale Shares free from all Encumbrances and together with all rights and benefits attaching thereto; and

(b)	the Purchaser shall purchase and accept the transfer of the Sale Shares from the Vendor free from all Encumbrances and together with all rights and benefits attaching thereto.

3.	CONSIDERATION

3.1	Purchase Consideration

The consideration for the sale and purchase of the Sale Shares shall be United States Dollars Seventeen Million and Six Hundred Thousand (USD17,600,000.00) only (“Purchase Consideration”).

3.2	Terms of Payment

3.2.1	Upon satisfaction of the conditions precedent pursuant to Clause 4.1 and 4.2 of the Agreement, the Purchaser shall pay a portion of the Purchase Consideration by way of allotment and issuance of common stock of the Purchaser (“Sagtec Shares”) up to the maximum amount that would result in the Vendor beneficially owning 9.9% of the number of shares of Sagtec Shares outstanding immediately after to such issuance (“Initial Consideration Shares”).

3.2.2	The number of Initial Consideration Shares to be issued pursuant to Clause 1.2.1 shall be determined based on an issue price calculated based on the five-day volume weighted average price (“5-day VWAP”) of the Sagtec Shares immediately preceding the date of this Agreement (“Issue Price”).

3.2.3	The remaining portion of the Purchase Consideration not satisfied through the issuance of Initial Consideration Shares (“Remaining Consideration”) shall be payable by the Purchaser to the Vendor either:

(a)	by way of cash payment; or

(b)	by way of allotment and issuance of additional Sagtec Shares (“Additional Consideration Shares”), with the number of such shares to be determined based on the 5-day VWAP of the Sagtec Shares immediately preceding the date of payment election.

3.2.4	On the 75th day following effective date of the Registration Statement (“True-Up Date”), in the event that the thirty (30) day VWAP of the Sagtec Shares immediately preceding the True-Up Date falls below the Issue Price, the Purchaser shall issue to the Vendor such number of additional Consideration Shares equivalent to the difference between the Issue Price and the thirty (30) day VWAP of the Sagtec Shares immediately preceding the True-Up Date (“True-Up Shares”) within seven (7) Business Days from the True-Up Date.

3.2.5	Notwithstanding the foregoing, the number of Consideration Shares to be issued to the Vendor shall not exceed the number of such Sagtec Shares that, when aggregated with all other shares of Sagtec Shares then beneficially owned by the Vendor, would result in Vendor beneficially owning more than 9.9% of the number of shares of Sagtec Shares outstanding immediately prior to the issuance of Consideration Shares (“Beneficial Ownership Limitation”).

3.2.6	To the extent that the Beneficial Ownership Limitation would be exceeded in connection with such issuance, the number of Consideration Shares issuable to the Vendor shall be reduced so it does not exceed the Beneficial Ownership Limitation. Any Consideration Shares that are restricted from issuance pursuant to the Beneficial Ownership Limitation shall be issued as soon as reasonably practicable following such time as the Vendor’s beneficial ownership percentage falls below the Beneficial Ownership Limitation.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent

The sale, purchase and transfer of the Sale Shares as contemplated herein are conditional upon:

(a)	legal and financial due diligence having been completed on the Company to the satisfaction of the Purchaser in its sole and absolute discretion;

(b)	the approvals of:

(i)	the directors and the shareholders of the Vendor (if required) in respect of the sale of the Sale Shares contemplated herein; and

(ii)	the directors and the shareholders of the Purchaser (if required) in respect of the purchase of the Sale Shares contemplated herein;

(iii)	the directors and the shareholders of the Purchaser (if required) in respect of the issuance of Consideration Shares contemplated herein;

(c)	completion of the Audit to be carried out on the Company to the satisfaction of the Purchaser in its sole and absolute discretion pursuant to Clause 6 below;

(d)	if necessary, the approval obtained by the Company from Public Authorities for the sale and purchase of the Sale Shares.

4.2	Extension of Stop Date; Recission

(a)	If the Conditions Precedent are not obtained by the Stop Date. The Stop Date shall be automatically extended for a further term of thirty (30) days, in which case all references in this Agreement to the Stop Date shall be construed as referring to the extended Stop Date. Any further extension of the extended Stop Date shall be mutually agreed between the Parties in writing and thereafter all refences to the Stop Date shall be construed as referring to the Stop Date extended pursuant to this Clause.

(b)	If the Conditions Precedent are not fulfilled by the Stop Date and there is no extension of the Stop Date in accordance with clause 4.2(a) above, either Party may rescind this Agreement by written notice to the other Party.

4.3	Best Endeavours

(a)	The Vendor and the Purchaser shall act in good faith and use their best endeavours to fulfil the Conditions Precedent.

(b)	Each Party shall, at the request of the other Party, promptly supply to the requesting Party all documents and/or information that may be reasonably required in respect of Conditions Precedent.

4.4	Notifications

If any Party becomes aware that any of the Conditions Precedent set out in Clause 4.1 is satisfied or is incapable of being satisfied or may have issues relating to its satisfaction, it shall promptly notify the other Party in writing.

4.5	Unconditional Date

The obligations of the Parties to complete the sale and purchase of the Sale Shares shall become unconditional on the date when the last of the Conditions Precedent is fulfilled or waived (“Unconditional Date”).

4.6	Waiver

To the extent permitted by law, the Parties reserve the right (but shall not be obliged) to mutually waive in writing the requirement to comply with or otherwise fulfil any Condition Precedent referred to in Clause 4.1 with or without terms or conditions and without prejudice to the rights of the other Party to assert such terms and conditions in whole or in part subsequent to the waiver.

4.7	Effect of Rescission

Where any Party elects to rescind the Agreement in accordance with the provisions in this Clause 4:

(a)	null and void;

(b)	neither Party shall have any claim or claims against the other Party save and except for any antecedent breach and without prejudice to such other rights the Parties may have under the law in respect of such antecedent breach; and

(c)	all Consideration Shares issued by the Purchaser towards account of the Purchase Consideration shall be returned to the Purchaser for cancellation within seven (7) Business Days from the date of rescission.

5.	COMPLETION

5.1	When Completion Takes Place

Subject to (a) the terms and conditions of this Agreement, (b) the Parties complying with all its obligations herein and any other covenants given on or prior to the Completion Date, (c) there being no breach of or non-compliance with any term, condition, undertaking or warranty, (d) the Parties being satisfied that the Conditions Precedent have been satisfied, Completion shall take place on or before the the date which is seven (7) Business Days from the Unconditional Date or any other date agreed in writing between the Parties, at the office of the Company or at such other venue mutually agreed between the Vendor and the Purchaser.

5.2	Mechanism of Completion

On the Completion Date, the Vendor shall deliver the following documents (“Relevant Documents”) to the Purchaser:

(a)	duly executed but undated share transfer forms and the original share certificates in respect of the Sale Shares;

(b)	duly executed but undated resolutions of the board of directors of the Company approving:

(i)	the transfer of the Sale Shares from the Vendor to the Purchaser as the registered and beneficial owner of the Sale Shares in the register of members of the Company; and

(ii)	the cancellation of the old share certificates in respect of the Sale Shares and the issuance of the new share certificates representing the Sale Shares in favour of the Purchaser,

(c)	duly signed but undated unqualified letters of resignation of all existing directors of the Company that have been appointed by the Vendor to be directors of the Company; and

(d)	duly executed but undated resolutions of the board of directors of the Company approving the change of bank account signatories of the Company to such persons nominated by the Purchaser as new signatories.

5.3	Return of Relevant Documents

If this Agreement is rescinded or lawfully terminated in accordance with the terms of this Agreement, the Vendor shall be entitled to have returned to it the Relevant Documents.

6.	AUDIT

The Vendor hereby grants the Purchaser, the right to inspect and conduct audit on the Company (“Audit”). The Vendor and the Company agree that any and all contracts, agreements, correspondences, books, accounts and other information relating to the Company’s business or the Company’s financial position shall be made available for inspection and audit by the Purchaser and Purchaser’s third party accountants or authorised personnels. Unless and until the Purchaser has confirmed in writing that the audit has been completed to its satisfaction, the condition precedent pursuant to Clause 4.1(c) shall be deemed unfulfilled and the Purchaser shall have no obligation to complete the transaction contemplated by this Agreement.

7.	REGISTRATION OF CONSIDERATION SHARES

7.1	Listing of Ordinary Shares

(a)	The Purchaser hereby agrees to maintain the listing or quotation of the Sagtec Shares on NASDAQ, on which it is currently listed, and concurrently with the Completion, the Company shall have applied to list or quote all of the Sagtec Shares on NASDAQ and concurrently with the Completion, the Purchaser shall have not received any information indicating that the listing of such shares is or will be rejected.

(b)	The Purchaser further agrees, if the Purchaser applies to have the Sagtec Shares traded on any other trading market, it will then include in such application all of the Consideration Shares and will take such other action as is necessary to cause all of the Consideration Shares to be listed or quoted on such other trading market as promptly as possible.

(c)	The Purchaser will then take all action reasonably necessary to continue the listing and trading of its ordinary shares on a trading market and will comply in all respects with the Purchaser’s reporting, filing and other obligations under the bylaws or rules of the trading market.

(d)	The Purchaser agrees to maintain the eligibility of the Sagtec Shares for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

7.2	Registration Rights

(a)	The Purchaser shall file a Form F-1 or Form F-3 (whichever applicable) for the resale of the Initial Consideration Shares, not later than sixty (60) calendar days from the date of this Agreement. The Purchaser shall use its commercially reasonable efforts to (i) cause every Registration Statement to be declared effective by the SEC as soon as practicable, and (ii) keep the Registration Statement continuously effective under the Securities Act until the Vendor ceases to hold the Initial Consideration Shares (“Registrable Securities”).

(b)	The Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Vendor, and shall comply with the relevant provisions of the Securities Act and Exchange Act.

(c)	All registration expenses incurred in connection with registrations pursuant to this Clause shall be borne by the Purchaser.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Each Party hereby represents and warrants to the other Party that:

(a)	it has full legal right and capacity to enter, execute, deliver and perform the terms and conditions of this Agreement;

(b)	this Agreement constitutes valid, legal and binding obligations on it, enforceable in accordance with its terms; and

(c)	the execution and delivery of this Agreement and performance of the obligations contained herein will not violate any applicable laws or documents to which it is a party or by which it is bound.

8.2	Vendor’s Warranties

(a)	The Vendor hereby warrants to the Purchaser that the information and statements set out in the Vendor’s Warranties set out in Schedule 1 are true and fair in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Vendor’s Warranties shall be deemed to be repeated on Completion as if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

(b)	The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement in reliance on, inter alia, the Vendor’s Warranties.

(c)	Each of the Vendor’s Warranties is separate and is to be construed independently of the others.

(d)	If the Vendor shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Vendor’s Warranties being unfulfilled, untrue, misleading or incorrect, the Vendor shall promptly notify the Purchaser in writing with full details thereof.

8.3	Purchaser’s Warranties

(a)	The Purchaser hereby warrants to the Vendor that the information and statements set out in the Purchaser’s Warranties in Schedule 2 are true and fair in all respects at the date of this Agreement and will continue to be so up to and including Completion. To this effect, the Purchaser’s Warranties shall be deemed to be repeated on Completion if they had been entered into afresh during the said period in relation to the facts and circumstances then existing.

(b)	The Purchaser acknowledges and agrees that the Vendor has entered into this Agreement in reliance on the Purchaser’s Warranties.

(c)	Each of the Purchaser’s Warranties is separate and is to be construed independently of the others.

(d)	If the Purchaser shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which results or may result in any of the Purchaser’s Warranties being unfulfilled, untrue, misleading or incorrect, the Purchaser shall promptly notify the Vendor in writing with sufficient details thereof.

9.	TERMINATION

9.1	The Vendor’s Breach

If the Vendor breaches any of the material or fundamental terms or conditions of this Agreement, the Purchaser shall give notice in writing to the Vendor specifying the default or breach requiring the Vendor to remedy the said default or breach within fourteen (14) days of the receipt of such notice.

9.2	If the Vendor fails to remedy the relevant default or breach within the said fourteen (14) days or such other period as may be mutually agreed between the Parties in writing to the satisfaction of the Purchaser, the Purchaser shall be entitled to:

9.2.1       if the default or breach occurs prior to Completion,

(a)	enforce this Agreement by way of specific performance; or

(b)	give notice to the Vendor to terminate this Agreement and demand from the Vendor for the immediate return of all Consideration Shares issued by the Purchaser towards account of the Purchase Consideration under this Agreement; or

9.2.2	If the default or breach occurs subsequent to Completion, give notice to the Vendor to pursue a claim for damages and/or demand from the Vendor for the immediate return of all Consideration Shares issued by the Purchaser towards account of the Purchase Consideration under this Agreement .

9.3	The rights and remedies of the Purchaser in respect of any breach of the terms and conditions herein shall not be affected by Completion.

9.4	The Purchaser’s Breach

Upon the Vendor becoming aware of the occurrence of any of the events stated hereunder, the Vendor shall have the right to give notice in writing to the Purchaser specifying the default or breach requiring the Purchaser to remedy the said default or breach to the satisfaction of the Vendor within fourteen (14) days or such other period as may be mutually agreed between the Parties in writing of the receipt of such notice. The events are:

(a)	Breach

the breach of any of the material or fundamental terms or conditions of this Agreement by the Purchaser or the failure to perform or observe any of the material or fundamental undertaking, obligation or agreement in this Agreement by the Purchaser.

(b)	Receiver/Special Administrator

a receiver, receiver and manager, special administrator, trustee or similar official is appointed over any of the assets or undertaking of the Purchaser;

(c)	Winding Up

an application or order is made for the winding-up or dissolution of the Purchaser or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the Purchaser;

(d)	Arrangements

the entry into or the resolution to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them, by the Purchaser;

(e)	Events of Default

the Purchaser commits any act or omits to do any act which results in the breach or non-fulfilment of any term or condition of any banking, finance or credit facility which has the effect of causing any of the events specified in Clauses 9.4(b), (c), and (d) to occur.

9.5	If the Purchaser fails to remedy the relevant default or breach within the said fourteen (14) days to the satisfaction of the Vendor, the Vendor shall be entitled to:

9.5.1	if the default or breach occurs prior to Completion:

(a)	enforce this Agreement by way of specific performance; or

(b)	give notice to the Purchaser to terminate this Agreement and thereafter this Agreement shall be deemed as terminated and neither Party shall have any further claims or actions whatsoever against the other under or arising out of this Agreement;

9.5.2	if the default or breach occurs subsequent to Completion, give notice to the Purchaser to pursue a claim for damages.

10.	NOTICES

10.1	Contact Addresses and Numbers

The addresses and e-mail address of the Parties for the purpose of this Agreement are specified below:

Vendor

Address	:	BO3-C-8, Menara 3A, No 3, Jalan Bangsar, KL Eco City, 59200, Kuala Lumpur, Malaysia
E-mail	:	datovictor@v-capital.co
Attention	:	Dato’ Victor

Purchaser

Address	:	No 43-2, Jalan Besar Kepong, Pekan Kepong, 52100, Kuala Lumpur
E-mail	:	Kevin.ng@sagtec.biz
Attention	:	Ng Chen Lok

10.2	Service of Notice

Except as stipulated otherwise in this Agreement, a notice, letter or other communication required or permitted (“Communication”), under this Agreement or by any written law related, ancillary or incidental to this Agreement, shall be served to the other Party in a manner as follows:

(a)	by personal delivery by leaving the Communication at the Party’s current address for service;

(b)	by mailing the original copy of the Communication via prepaid registered post or by courier addressed to that Party at the Party’s current address for service;

(c)	by facsimile; or

(d)	by attaching the scanned copy of the Communication in an email message and sending said email message to the Party’s current email address.

10.3	Particulars for Services

(a)	The particulars for service of the Vendor, for the purpose of this clause, are as stipulated above pursuant to Clause 10.1.

(b)	The particulars for service of the Purchaser, for the purpose of this clause, are as stipulated above pursuant to Clause 10.1.

(c)	The Parties may change its particulars for service by way of written notice to the other.

10.4	Time of Service

A Communication is deemed served:

(a)	if served personally or left at the Party’s current postal address for service, upon service;

(b)	if posted by registered post via courier to a Malaysian address, two (2) Business Days after posting, and in any other case, five (5) Business Days after posting;

(c)	if posted by registered post within Malaysia to a Malaysian address, five (5) Business Days after posting, and in any other case, ten (10) Business Days after posting;

(d)	if served by email, at the time transmission of such email provided always that the scanned copy of the Communication is attached therein and the sender has not received a failed or undeliverable message from the host provider of the recipient within twenty-four (24) hours from the time of transmission of the email; and

(e)	if a Party receive Communication by method (a) and (c) after 1700 hours local time of the place of receipt, the service is deemed completed at 0900 hours local time on the next Business Day.

11.	CONFIDENTIALITY

11.1	The Parties agree that the contents of this Agreement and all information provided by one Party to the other Party in connection with this Agreement or in the course of the negotiations and all information concerning the matters contemplated in this Agreement (“Confidential Information”) shall, unless such information is required for the purpose of performing the Parties’ obligations contemplated in this Agreement, be held in strict confidence by each Party and its respective officers, employees, agents and servants and shall not be disclosed to any other party without the written consent of the Parties.

11.2	The Parties shall not make any announcement or disclosure of the Confidential Information, except where such Party reasonably determines that a disclosure or announcement is required by law, rule, regulation, judicial or government order, subpoena, the listing requirements of any stock exchange on which the shares of such Party or of its holding company are listed or other legal process, in which case such Party shall provide the other Party with written notice, to the extent practical and permitted by law, regulation or regulatory authority, of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy provided that no such prior notification shall be required in respect of any disclosure to regulatory authorities or stock exchange having jurisdiction over the Party.

11.3	Nothing in this Agreement shall restrict the Parties’ right to use, disclose or otherwise deal with any of the Confidential Information in any of the following circumstances:

(a)	if and to the extent that such Confidential Information was in the public domain at the time that it was disclosed to a Party or subsequently becomes so otherwise than as a result of a breach of the provisions of this Agreement by the Party; or

(b)	if such disclosure is required by law or by an order of a court of competent jurisdiction or any relevant regulatory authority which includes any stock exchange.

11.4	This restriction shall continue to apply after the termination, rescission and Completion of this Agreement, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Parties so restricted.

11.5	In addition to the above, until the Completion Date, no press release or other statement regarding this Agreement shall be issued by either Party without the prior written consent of the other Party, such consent to not be unreasonably withheld, conditioned or delayed, as to form, content, timing and manner of distribution or publication, provided that no Party shall be prevented from making any disclosure or announcement which is required to be made by law or pursuant to applicable legislation and the rules and policies of the British Virgin Islands, NASDAQ or the U.S. Securities and Exchange Commission.

12.	MISCELLANEOUS

12.1	Governing Laws and Jurisdiction

(a)	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including without limitation any non-contractual obligations) shall be governed by and construed in accordance with the laws of Malaysia.

(b)	The courts of Malaysia shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.

12.2	Time

Time is of the essence as regards all dates, periods of time and times specified in this Agreement.

12.3	Waiver and Exercise of Rights

(a)	A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other and/or subsequent exercise of that right or the exercise of any other right.

(b)	No Party will be liable for any loss or expenses incurred by another Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

12.4	Further Assurance

The Parties covenant that they will each respectively sign, execute, do and procure all other persons or companies, if necessary, to execute and do all such further deeds, assurance, acts and things as may be necessary to give valid effect to the terms and conditions of this Agreement.

12.5	Successors and Assigns

(a)	This Agreement shall be binding on and shall ensue for the benefit of each Party’s successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

(b)	No Party may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

12.6	Counterparts

This Agreement may be signed in counterparts. If signed by the Parties in respective counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

12.7	Illegality and Severability of Provisions

(a)	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect the legality, validity or enforceability of this Agreement as a whole under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

(b)	If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read down to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

(c)	If it is not possible to read down the provision as required in this clause, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or any of the other provisions in this Agreement.

12.8	Costs and Expenses

The Parties shall bear their respective legal costs and expenses with respect to the negotiation, preparation and execution of this Agreement and other documents related, ancillary and incidental to this Agreement. Any stamp duty related to Agreement and other documents related, ancillary and incidental to this Agreement shall be borne by the Vendor.

12.9	Assignment of this Agreement

No Party shall assign, novate, transfer, mortgage, charge, subcontract, or deal in any other manner with any of its rights and obligations under this Agreement unless otherwise agreed in writing, by the other Party.

12.10	Entire Agreement

This Agreement contains the entire understanding between the Parties with respect to the subject matter and supersedes any prior written or oral agreement between them relating to it and may not be modified except in writing and signed by all Parties.

[the rest of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

VENDOR

Signed by	)
authorised signatory for and on behalf of	)
VCI GLOBAL LIMITED	)
(BVI Company No.: 2035574))
in the presence of:	)

/s/ Lim Zexi		/s/ Dato' Hoo Voon Him
Witness		Designation:
Name: Lim Zexi		Name: Dato' Hoo Voon Him

PURCHASER

Signed by	)
authorised signatory for and on behalf of	)
SAGTEC GLOBAL LIMITED	)
(BVI Company No.: 2135152))
in the presence of:	)

/s/ Zuria Hajar binti Mohd Adnan		/s/ Ng Chen Lok
Witness		Designation:
Name: Zuria Hajar binti Mohd Adnan		Name: Ng Chen Lok

Schedule 1 – Vendor’s Warranties

For the purposes of this Schedule,

(a)	“Accounting Date” means in relation to any financial year of the Company, the last day of such financial year;

(b)	“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled by” and “under common control with” shall be construed accordingly;

1.	Capacity, Authority and Corporate Organisation

1.1	Right, power, authority and action

(a)	The Vendor has the right, power and authority, and has taken all action necessary, to validly execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

(b)	No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery by the Vendor of this Agreement or the consummation by the Vendor of the transactions contemplated hereby.

(c)	This Agreement is a valid and binding obligation of the Vendor and enforceable against the Vendor in accordance with the terms hereof.

(d)	The execution, delivery and performance of this Agreement will not violate any judgment, order or decree to which the Vendor are subject and will not be inconsistent with any contracts to which the Vendor are a party or binding on the Vendor.

(e)	There is no action, proceeding, claim or investigation pending against the Vendor before any court or administrative authority which, if determined against the Vendor, may reasonably be expected to have a material adverse effect on the Vendor’s ability to perform the obligations hereunder.

1.2	The Sale Shares

(a)	As at the date of this Agreement until Completion, the issued share capital of the Company is 25,000,000 ordinary shares and the Vendor is the sole legal and beneficial owners of the Sale Shares free from all encumbrances.

(b)	The Vendor own and control absolutely and without any restriction the exercise of each right and power attached to each Sale Share under applicable law, including, without limitation, the right to vote at any general meeting.

(c)	The Vendor has not entered into any contract or arrangement in respect of the Sale Shares, the right to vote on the Sale Shares or in respect of the corporate governance of the Company.

(d)	The Sale Shares comprise of 80% of the Company’s issued and paid-up share capital.

(e)	There is no agreement, arrangement or obligation to create or give any encumbrances, in relation to any of the issued or unissued shares in the capital of the Company.

(f)	There is no right of pre-emption and no restriction on transfer over the Sale Shares nor agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion or right of first refusal).

(g)	On Completion Date, the Purchasers shall be able to register the Sale Shares in the name of the Purchasers.

2.	The Company and Subsidiaries

2.1	Incorporation and existence of the Company

The Company:

(a)	has been duly incorporated and is validly existing under the laws of the British Virgin Islands; and

(b)	has the power to own its own assets and carry on its business as it is now being conducted.

2.2	Memorandum and Articles of Association (“M&A”)

If applicable, the Company is operating and has always operated its business and all other affairs of the Company in all respects in accordance with its M&A at the relevant time.

2.3	Registers etc.

Each register, minute book and other book which the Act requires the Company to keep has been properly kept, is up-to-date and contains a complete and accurate record of the matters which it is required by the Act to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

2.4	Returns etc.

All returns, particulars, resolutions and other documents required to be delivered by the Company to the Companies Commission of Malaysia or another governmental or other Public Authority or agency have been properly and duly prepared and delivered.

2.5	Power of attorney/agency

(a)	There are no powers of attorney granted by the Company which remains in force.

(b)	No person not being an employee of the Company is authorised to act as agent for the Company or bind the Company other than the directors of the Company.

3.	Books and Records

3.1	All the accounts, books, ledgers, financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed in accordance with the requirements of all relevant statutes.

3.2	The accounts books and records of the Company disclose and make proper provision or reserve for, or note of, all contingent liabilities, capital or burdensome commitments and deferred Taxation.

4.	Licenses

4.1	Licences

4.1.1	The Company has attended to the necessary registrations and procured all necessary licences, consent, permits and authorisations (“Licences”) to carry on its trade or business.

4.1.2	The Licences are valid and subsisting and in full force and effect and there is no reason for any of the Licences to be suspended, cancelled, revoked, varied or not renewed as a result of the sale and transfer of the Sale Shares to the Purchasers or otherwise.

5.	Litigation

5.1	Litigation or arbitration

5.1.1	The Company is not engaged, whether as plaintiff or defendant, in any litigation, arbitration proceedings or prosecution and no such litigation, proceeding or prosecution is pending or threatened.

5.1.2	There is no order, decree or judgment of any court or governmental agency or Public Authority in Malaysia or any foreign country against the Company which may have a material adverse effect upon the assets or business of the Company.

5.1.3	There is not and has not been, in respect of the Company or any part of its business or assets:

(i)	any order made, petition presented or resolution passed (and no meeting has been convened at which such a resolution is proposed) for its winding up;
(ii)	any voluntary arrangement or administrative order;
(iii)	any proposal or petition or any distress, execution or other process levied;
(iv)	any receiver, administrative receiver, administrator or other encumbrance appointed;
(v)	any unfulfilled or unsatisfied judgment or court order outstanding; or
(vi)	any circumstances which might lead to the occurrence of any of the above events.

5.1.4	There is no current, on-going, pending or threatened litigation by or against the Vendors which may adversely affect the ability of the Vendors to fulfil and discharge all or any of its obligations under this Agreement.

5.1.5	There is no order, decree or judgment of any court or governmental agency or Public Authority in Malaysia or any foreign country against the Vendors which may adversely affect the ability of the Vendors to fulfil and discharge all or any of its obligations under this Agreement.

6.	Real Estate

The Company does not own, whether legally or beneficially, any landed property.

7.	Consequences of Purchase by The Purchaser

The Company is not a party to, nor is it bound or affected by or subject to, any Encumbrance, lease, agreement, deed, commitment, document, instrument, statute, legislation, regulation, judgment, order, decree or law which would be violated, contravened or under which a default would arise, as a result of the purchase of the Sale Shares by the Purchaser or performance by the Company of the actions contemplated by this Agreement and such purchase or performance will not:

(a)	result in the Company losing the benefit of any right or privilege it presently enjoys;
(b)	relieve any person of any contractual obligation to the Company or enable any person to terminate any such obligation or any right or benefit enjoyed by the Company or to exercise any right under any agreement with the Company;
(c)	result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;
(d)	cause the Company to be in breach of any obligations to a third party; or
(e)	cause the termination of or give rise to a right to any party to terminate any agreement entered into by the Company.

8.	Delegation of Authority

8.1	There are no delegations of authority or powers of attorney given by the Company which are in force.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary and proper course of its business.

9.	Employment

9.1	The Company does not have any present or contingent liability to its former employee (if any) for any entitlements arising out of any employment by the Company.

[end of Schedule 1]

Schedule 2 – Purchaser’s Warranties

1.	Existence and Capacity of the Purchaser

1.1	The Purchaser is a company duly incorporated and validly existing under the laws of British Virgin Islands and has taken all corporate and other actions necessary to enable the Purchaser to enter into this Agreement.

1.2	The Purchaser has full power and authority to enter into this Agreement and perform its obligations herein contained.

1.3	This Agreement constitutes valid, legal and binding obligations on the Purchaser, enforceable in accordance with its terms.

1.4	The execution and delivery of this Agreement and performance of the obligations contained herein by the Purchaser will not violate any applicable laws or documents to which the Purchaser is a party or by which it is bound.

[end of Schedule 2]